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                                                                      Exibit 2.1


DATED                                                              June 11, 1999

                    (1)   VINCENT DE GENNARO ESQ AND OTHERS


                    (2)    SAGENT TECHNOLOGY, INC


            ---------------------------------------------------------

                                    Agreement

                     for the sale and purchase of shares in

                               SAGENT (UK) LIMITED

            ---------------------------------------------------------

                                     abcdef
                        2 Serjeants' Inn, London EC4Y 1LT
                      Tel: 0171 583 5353 Fax: 0171 353 3683


Date:      28/05/99

Ref:       C151/059973


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THIS AGREEMENT is made on June 11 1999 BETWEEN:

(1) The persons whose names and addresses are set out in the first schedule ("Vendors");

(2) SAGENT TECHNOLOGY, INC of 800 W El Camino Real, Suite 300, Mountain View, California 94040, United States of America ("PURCHASER").


WHEREAS

     The Company is a distributor of products of the Purchaser, pursuant to the terms of a distribution agreement between the Purchaser and the Company effective as of 1 January 1998 (referred to herein as "DISTRIBUTION AGREEMENT"). As contemplated by such agreement and the Sagent UK buyout agreement entered into by the Purchaser, the Company and the Vendors (referred to herein as "BUYOUT AGREEMENT") pursuant thereto the Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares of the Company, at a multiple of 1.5 times the license revenues of the Company for the period from 1 October 1998 to 30 September 1999, and otherwise on the terms of this agreement.

IT IS HEREBY AGREED

1.   DEFINITIONS AND INTERPRETATION

1.1  In this agreement unless the context otherwise requires:-

     "ACCOUNTS" means the audited balance sheet as at the Balance Sheet Date and the audited profit and loss account for the year ended on the Balance Sheet Date of the Company together with the notes and directors' reports and other documents annexed to them; and for the purposes of identification only a copy of the Accounts is attached hereto as Exhibit A;

     "ACTION" shall have the meaning given to that expression in paragraph 8.5 of the second schedule;

     "AGREED FORM" means in a form agreed by and signed by or on behalf of the parties to this agreement;


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     "ASSOCIATE" means any person with whom any of the Vendors may be connected within the meaning of section 839 of the Taxes Act or for whom any of them may be a personal representative, including Infomart Limited;

     "AUDITORS" means the auditors for the time being of the Company;

     "BALANCE SHEET DATE" means 31 December 1998;

     "BUSINESS DAY" means a day on which banks generally are open in the City of London for the transaction of normal banking business;

     "CLAIM" means any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of the Revenue or any other governmental or statutory authority, body or official, whether of the United Kingdom or elsewhere, whereby the Company is or may be placed under a liability or Taxation;

     "COMPANIES ACT" means the Companies Act 1985;

     "COMPANY" means Sagent (UK) Limited a company incorporated in England & Wales with number 03489107;

     "COMPLETION" means completion of the sale and purchase of the Shares pursuant to this agreement;

     "CONSIDERATION" means the aggregate consideration for the Shares as referred to in clause 3;

     "CONSIDERATION SHARES" 146,079 shares of common stock of US$0.001 each of the Purchaser;


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     "DISCLOSURE LETTER" means the letter from the Vendors to the Purchaser referred to in clause 5;

     "ENCUMBRANCE" has the meaning given to that expression in paragraph 1.1.1 of the second schedule;

     "EVENT" includes any act, omission, transaction or circumstance (including any of such matters provided for under this agreement);

     "GAAP" shall have the meaning given to that expression in paragraph 3.1 of the second schedule;

     "GOVERNMENTAL AUTHORITY" and "GOVERNMENTAL ORDER" shall have the meanings given to those expressions in paragraph 8.5 of the second schedule;

     "INFOMART" means Infomart Consultants Limited, a company incorporated in England and Wales with number 03600272.

     "LIABILITY" and "LIABILITIES" shall have the meaning given to those expressions in paragraph 8.5 of the second schedule;

     "MANAGEMENT ACCOUNTS" means the unaudited balance sheet of the Company as at 30 April 1999 and the unaudited profit and loss account of the Company and cashflow statement for the period from the Balance Sheet Date to 30 April 1999; and for the purposes of identification only, a copy of the Management Accounts is attached hereto as Exhibit B;

     "MATERIAL CUSTOMER" and "MATERIAL SUPPLIER" shall have the meanings given to those expressions in paragraph 7.1.3 of the second schedule;

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     "PROPERTY" means the Company's leasehold property at 21 Warple Way, London,
     W3;

     "PURCHASER'S SOLICITORS" means Titmuss Sainer Dechert of 2 Serjeants' Inn, London, EC4Y 1LT;

     "RELIEF" includes any loss, allowance, exemption, set-off, credit or deduction relevant to the computation of any Taxation or any right to repayment of Taxation;

     "REVENUE" means all fiscal authorities (national or local) whether of the United Kingdom or elsewhere;

     "SHARES" means the whole of the issued and allotted share capital of the Company at Completion;

     "TAXATION" means all forms of taxation, duties (including stamp duty), levies, imposts, charges, withholdings, national insurance and other contributions, rates and PAYE liabilities (including any related or incidental penalty, fine, interest or surcharge) whenever created or imposed and whether of the United Kingdom or elsewhere;

     "TAXES ACT" means the Income and Corporation Taxes Act 1988;

     "WARRANTIES" means the representations, warranties and undertakings on the part of the Vendors contained in the second schedule and which are made by the Vendors pursuant to clause 5 and other words and expressions defined in clauses and paragraphs of this agreement shall throughout this agreement bear the meanings given to them;


1.2  In this agreement unless the context otherwise requires:-

1.2.1 any reference to a clause, schedule or Exhibit (other than to a schedule to a statutory


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     provision) is a reference to a clause of or schedule or Exhibit to this agreement; and the schedules and Exhibits form part of and are deemed to be incorporated in and in references to this agreement;

1.2.2 any reference to a statute or statutory provision includes a reference to that provision as amended, re-enacted or replaced and any regulations or orders made under such provisions from time to time before the date of this agreement and any former statutory provision replaced (with or without modification) by the provision referred to;

1.2.3 any reference to persons includes a reference to firms, corporations or unincorporated associations;

1.2.4 any reference to the singular includes a reference to the plural and vice versa; and any reference to any gender includes a reference to each gender;

1.2.5 any agreement, warranty, representation, indemnity, covenant or undertaking on the part of two or more persons shall be deemed to be given or made by such persons jointly and severally;

1.2.6 words and expressions defined in the Companies Act bear the same respective meanings; and

1.2.7 any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person and all losses, damages, payments, awards costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance.

1.3 Headings and titles are used for ease of reference only and do not affect the interpretation of this agreement.

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1.4  If any statement herein is qualified by the expression "to the best of the
     Vendors' knowledge information and belief" or "so far as the Vendors are aware" or any similar expression, that expression shall be deemed to include a warranty by the makers thereof that the statement has been made by them after due and careful enquiry.

2    SALE AND PURCHASE OF THE SHARES

     The Vendors (other than Vincent De Gennaro) shall sell the Shares to the Purchaser and the Purchaser, relying on the Warranties and the other obligations of the Vendors under this agreement, shall purchase the Shares. Such Vendors shall sell the Shares with full title guarantee free from all liens, charges, encumbrances and adverse claims (and whether or not the Vendors know or could reasonably be expected to know about such matters) together with all rights now or hereafter attaching to them including all dividends declared or payable or distributions made or proposed on or after the date of this agreement. The Vendors hereby waive all rights of pre-emption they may have with respect to the sale of the Shares pursuant to this agreement, whether under the articles of association of the Company or otherwise.

3    CONSIDERATION

3.1 The aggregate Consideration for the Shares, which shall be apportioned among the Vendors in the proportions set out in the first schedule, shall be 2,074,325 United States dollars ("US$"), subject to upward or downward adjustment in accordance with this clause 3.

3.2.1 Of the Consideration, up to US$2,074,325 shall be payable as to 50 per cent by the issue of the Consideration Shares and 50 per cent in cash. Any additional Consideration in excess of US$2,074,325 shall be payable in cash. All cash payments shall be made in US$.

3.2.2 Of the Consideration, the Consideration Shares shall be issued by the Purchaser to the Vendors at Completion and a cash amount of US$518,582 ("INITIAL CASH CONSIDERATION") shall be paid to the Vendors on or before the 30th day following the date hereof ("INITIAL SATISFACTION DATE") and cash of US$518,581 ("RETAINED CONSIDERATION") shall, subject to the provisions of this clause 3, be paid to the Vendors on 1 December 1999.

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     For the purposes of this agreement the Consideration Shares shall be valued at US$7.10 each ("INITIAL CONSIDERATION SHARE VALUE").

3.2.4 On or before the Initial Satisfaction Date the Purchaser shall pay the Retained Consideration, into such separate interest bearing account or escrow account as is referred to in clause 3.5.

3.3.1 If the license revenue of the Company, recognised and determined in accordance with generally accepted accounting practice of the United States of America for the period from 1 April 1999 to 30 September 1999 (such license revenue for such period being referred to in this agreement as "LICENSE REVENUE") is more or less than US$1,212,330, the Consideration shall be adjusted as follows:-

3.3.1.1 if the License Revenue exceeds US$1,212,330 , the Consideration shall be increased by US$ $1.50 for every US$1 of the excess of License Revenue over US$1,212,330 (such increase in Consideration being referred to herein as the "AMOUNT OF INCREASE"); or

3.3.1.2 if the License Revenue is less than US$1,212,330, the Consideration shall be reduced by US$ $1.50 for every U$1 of the shortfall of License Revenue below US$1,212,330 (such reduction in Consideration being referred to herein as the "AMOUNT OF REDUCTION").

3.3.2 At the later of 1 December 1999 and the date of agreement among the parties hereto of the Amount of Increase or Amount of Reduction, or the determination thereof in accordance with clause 3.4:-

3.3.2.1 if the Consideration shall be increased in accordance with sub-clause 3.3.1.1, subject to clause 3.5, the Purchaser shall:-

     (a)  pay the Retained Consideration to the Vendors; and

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     (b)  pay an aggregate cash sum to the Vendors equal to the Amount of
          Increase;

3.3.2.2  if the Consideration shall be reduced in accordance with sub-clause
     3.3.1.2 and the Amount of Reduction shall be US$518,581 or more none of the Retained Consideration shall become payable by the Purchaser (and the cash held in any such account referred to in clause 3.5 shall be returned to and held absolutely for the Purchaser) and the Vendors shall:-

     (a) transfer to the Purchaser, for a nil consideration, such number of the Initial Consideration Shares as shall have an Initial Consideration Share Value equal to 50 per cent of the amount by which the Amount of Reduction shall be more than US$518,581.

     (b) pay an aggregate cash sum in US$ equal to 50 per cent of the amount by which the Amount of Reduction shall be more than US$518,581;

     provided that no fraction of an Initial Consideration Share shall be transferred and the Initial Consideration Share Value applicable to such a fraction shall instead be paid in cash.

3.3.2.3  if the Consideration shall be reduced in accordance with sub-clause
     3.3.1.2 and the Amount of Reduction shall be less than US$518,581, subject to clause 3.5, a proportion of the Retained Consideration shall be paid by the Purchaser to the Vendors equal to US$518,581 minus the Amount of Reduction. The balance of the Retained Consideration shall not become payable to the Vendors and insofar as any cash comprised in the balance of the Retained Consideration shall be held in any such account referred to in clause 3.5 such amount shall be returned to and held absolutely for the Purchaser.

3.4.1 The Purchaser shall produce a draft statement of the License Revenue by 15 November 1999 and the parties shall use all reasonable endeavours to agree the same. If there shall be any dispute as to the amount of License Revenue and/or any adjustment to the Consideration, such dispute shall be referred to such firm of internationally recognised Chartered Accountants as the Purchaser and the Vendors shall agree (or, failing agreement, such firm as may be appointed on the application of any party hereto by the President for the time being of the Institute of Chartered Accountants in England and Wales) ("INDEPENDENT ACCOUNTANTS") and the determination of the Independent Accountants shall be final and

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     binding on the parties hereto save in the case of a manifest error.

3.4.2 The parties will procure (so far as they are each able to do so) that the Company shall make available to the Independent Accountants such of the Company's books, documents, records, directors and staff together with access to such premises and the use of such facilities as may reasonably be required in relation to the tasks which this agreement contemplates they will carry out. The Independent Accountants, if appointed, shall act as experts and not as arbitrators.

3.4.3 The costs of the Independent Accountants shall be borne by (a) the Vendors on the one hand and (b) the Purchaser on the other hand so that the Purchaser's share of such costs shall be in the same proportion that the aggregate value of the disputed amounts submitted to the Independent Accountants that are unsuccessfully disputed by the Purchaser (as finally determined by the Independent Accountants) bears to the aggregate value of all disputed amounts submitted to the Independent Accountants.



3.5 On or before the thirtieth day following Completion the Purchaser shall pay the Retained Cash into a separate interest bearing account. The Vendors may require the Retained Cash to be paid into an escrow account held by escrow agents and on escrow terms acceptable to the Purchaser. Subject to the provisions of this clause, the Retained Cash shall be used to satisfy any amounts due to the Vendors under Clause 3.3. The Purchaser shall be entitled to deduct and withhold payment from any part of the Retained Cash payable to the Vendors under clause 3.3 the amount of any and all claims it may have against the Vendors under this agreement, whether for breach of Warranty, under clause 7 or otherwise. The amount of such claims which may be so withheld and deducted shall be the amount of such claims which the Purchaser shall have notified to the Vendors (in relation to which the Purchaser shall proceed with all reasonable diligence toward taking legal proceedings in relation thereto in so far as not settled between the Purchaser and the Vendors) and also the amount of such claims which shall have been settled or determined. For the purposes of this agreement such a claim against a Vendor shall be deemed to be settled upon the Purchaser and such Vendor agreeing a final settlement thereof and a claim shall be deemed to be determined upon an order or decree of a court of competent jurisdiction being given in proceedings in respect of such claim and such order or decree being final and not or no longer appealable . In so far as the amount of any claim deducted and withheld from the Retained Cash and subsequently settled or determined shall be more than the amount of such claim as so settled or determined the excess of the amount so deducted shall within 30 days following settlement or determination of the amount of such claim be paid from the Retained Cash by the Purchaser to the relevant Vendors together with interest earned on such excess amount. In so far as any amount is deducted and withheld from the Retained


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     Cash and is in respect of a claim which lapses in accordance with clause
     5.7 the amount so deducted shall within 30 days of such claim lapsing be paid from the Retained Cash by the Purchaser to the relevant Vendors together with interest earned on such excess amount.

3.6 All cash to be paid to the Vendors hereunder shall be paid to such bank accounts of theirs as they shall notify the purchaser in writing.

4    COMPLETION

4.1 Completion shall take place at the offices of the Purchaser's Solicitors immediately after the exchange of this agreement when the parties shall comply with their respective obligations as set out in this clause.

4.2 The Vendors shall deliver to the Purchaser or (at the option of the Purchaser) to its nominee(s):-

4.2.1 duly executed share transfers in respect of the Shares in favour of the Purchaser or as it may direct, together with the relevant share certificates;

4.2.2 written resignations and releases executed as deeds in the Agreed Form from all persons other than Vincent De Gennaro and Malcolm Lewis-Jones who, on or immediately prior to Completion, may be directors or secretaries of the Company, resigning their offices and releasing the Company from all claims and rights of action whether by way of compensation, remuneration, redundancy payments or otherwise except for accrued remuneration and reasonable business expenses (if any) for the month then current;

4.2.3 the unqualified resignation with effect from Completion of the present Auditors as auditors of the Company by notice in accordance with section 392 of the Companies Act which shall contain a statement in accordance with section 394 of the Companies Act together with confirmation that they have no claims against the Company for unpaid fees or expenses;

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4.2.4    The certificate of incorporation and the Memorandum and Articles of
     Association of the Company and the registers and books required by the Companies Act to be kept by it all of which shall be written up to date as at Completion;

4.2.5 a letter from the Vendors specifying the whereabouts of any title deeds, agreements, books and records and other documents of the Company which shall not be held at the Property and directing the holders of them to deliver them up to the Purchaser's authorised representatives immediately upon request;

4.2.6 certificates from each of the banks at which the Company maintain accounts of the amounts standing to the credit or debit of such accounts at the close of business on the second business day preceding Completion together with a list of all unpresented cheques and uncleared lodgements which upon presentation or clearance would be debited or credited to such accounts.

4.3  The Vendors shall on the Completion Date:-

4.3.1 procure that none of them or any of their Associates has any claims or rights of action against the Company and that the Company is not in any way obligated or indebted to any of them or to any such Associates save for arrears of salary and reasonable business expenses no more than one month due, for bonuses not to exceed 81,026.55 pounds in aggregate in respect of bonuses due to Michael Saich Malcolm Lewis Jones, Anne De Gennaro and Vincent De Gennaro and save for indebtedness not exceeding 250,000 pounds owed to Infomart in respect of services supplied prior to Completion; and

4.3.2 procure that each of them and their Associates shall have repaid to the Company all sums which may be owed by any of them to the Company on any account whatsoever, whether or not such sums shall be due and payable on or before Completion;

4.3.3 deliver to the Purchaser letters executed as deeds in the Agreed Form confirming that they have complied with clauses 4.3.1 and 4.3.2 and irrevocably and unconditionally releasing the Company from all obligations and liabilities as contemplated by clause 4.3.1.

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4.4  The Vendors shall procure that a board meeting of the Company will be held which will transact the following business:-

4.4.1 (subject only to them being stamped) the approval of the transfers of the Shares referred to in clause 4.2.1 and the Purchaser and/or its nominee(s) being entered in the register of members of the Company as the holders of the Shares specified in those transfers;

4.4.2 the appointment of Virginia Walker, Tom Lounibos and Kenneth Gardner and such other persons as the Purchaser may nominate as directors and Virginia Walker as secretary of the Company;

4.4.3 the acceptance of the various resignations of officers and auditors referred to in this clause;

4.4.4    the appointment of PricewaterhouseCoopers as auditors to the Company;

4.4.5 the change of the registered office, the accounting reference date and the bank mandates of the Company in accordance with the Purchaser's requirements;

4.4.6    such other business as the Purchaser may reasonably require.

4.5 The Purchaser and the Vendors shall enter into a registration rights agreement in the form set out in the third schedule.

4.6. The Vendors shall procure the termination of all agreements between the Company and Infomart. The Vendors shall procure that Infomart shall vacate the Property upon reasonable notice, save where the Company or the Purchaser are the subject of a lawful demand or obligation relating to Infomart's occupation of the Property or the Purchaser or the Company receive or reasonably anticipate a threat of action being taken with respect to the Property relating to Infomart's occupation in which case the Vendors shall procure that Infomart shall vacate the Property on demand by the Company.


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4.7  The Purchaser shall issue the Consideration Shares to the Vendors and shall issue instructions to its transfer agents for the preparation of stock certificates therefor and shall deliver or procure delivery of stock certificates to the Vendors as soon as practicable after Completion.

5    WARRANTIES AND REPRESENTATIONS

5.1 The Vendors represent and warrant to and undertake with the Purchaser that each of the Warranties is now and will be at Completion true and accurate and is not to be affected or limited by any previous or other disclosures, express or implied, to the Purchaser, its officers, representatives or professional advisers.

5.2 Each of the Warranties, covenants, indemnities and undertakings set out in this agreement is separate and independent.

5.3 The Vendors agree with the Purchaser for itself and as trustee for the Company and each of their respective officers and employees irrevocably and unconditionally to waive any rights remedies or claims which they may have in respect of any misrepresentation in or omission from any information or advice supplied or given by the Company or its respective officers, employees or agents and on which they have relied in giving the Warranties or in preparing the Disclosure Letter , unless such misrepresentation or omission was made fraudulently.

5.4 Without restricting the rights or the ability of the Purchaser to claim damages on any basis if it shall be found that any matter which is the subject of any of the Warranties is not as represented, warranted or undertaken then, if the Purchaser shall so elect by notice in writing to them, the Vendors shall on demand pay to the Purchaser a sum equal to the amount by which the value (or amount) at Completion of any asset or liability of the Company (computed for this purpose on the basis that full provision was made for the facts and circumstances in relation to which such breach arose) was less or, in the case of a liability, greater than the value (or amount) at Completion of such asset or liability (computed for this purpose on the assumption that the facts and circumstances had been such as to involve no such breach) and all costs and expenses incurred by the Company and/or the Purchaser as a result of such breach. PROVIDED THAT the amount of the Vendors liability under this clause shall be reduced to the extent that the assets of the

     Company are understated or the liabilities overstated in the Accounts or any contingent liability included in the Accounts has been over provided or proved to be less than the amount attributed to such liability in the Accounts.

5.5 The liability of the Vendors under or in respect of the Warranties and under clause 7 ("Tax Indemnification") shall be limited as follows:-

(a) there shall be disregarded any breach of the Warranties or a liability under the Tax Indemnification in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than US $3,000 provided that breaches of Warranty or liabilities under the Tax Indemnification relating to the same or similar or related events, acts omissions, transactions, defaults or liabilities shall be treated as a single breach of the Warranties or single liability under the Tax Indemnification (as the case may be);

(b) the Vendors shall be under no liability in respect of breaches of the Warranties or under the Tax Indemnification until the aggregate liability of the Vendors in respect of all breaches of the Warranties and under the Tax Indemnification exceeds US $30,000 provided that the Vendors liability shall not be limited to the excess above such amount;

(c) the Vendors shall not be liable in respect of a Warranty breach relating to a contingent liability until it becomes an actual liability provided that for the avoidance of doubt this shall not restrict the Purchaser making a claim within the periods referred to in clause 5.7; and

(d) the aggregate liability of the Vendors in respect of all breaches of the Warranties and all and any claims under the Tax Indemnification shall not exceed the Consideration, together with the amount of any interest, costs and expenses in respect of such liability.

5.6 The liability of the Vendors in respect of any Warranty claim or claim under the Tax Indemnification shall be reduced to the extent that:-

(a) provision, reserve, note or allowance for the matter or liability which would otherwise give rise to the claim in question has been made (1) in the Accounts and the Management

     Accounts or (2) the Management Accounts;

(b) the breach of Warranty or liability under the Tax Indemnification results from:

     i) the passing of, or any change in, any legislation (primary or subordinate) after the date of this agreement or any change of law or administrative practice of any governmental department or regulatory body (including, without limitation, any change of practice in relation to extra statutory concessions or any decision of the Courts of any jurisdiction altering the accepted interpretation of any law statute, case law or common legislation) after the date of this agreement, or any increase in the rates or any imposition of Taxation or any withdrawal of relief from Taxation or any other change in the scope of Taxation in force at the date of this agreement (in either case whether retrospective or otherwise); or

     ii) the Purchaser or the Company failing to make any claim, election, surrender or disclaimer for any Taxation purpose after Completion identified specifically in the Disclosure Letter with reference to this clause as being intended to be made; or

     iii) any change after the date of this agreement in the accounting reference date of the Company or in the accounting policies adopted by the Company or in the accounting bases on which the Company values its assets; or

     iv) any change in any accounting policy or Taxation policy or practice of the Purchaser or the Company including the method of submission of tax returns after Completion except to comply with law or GAAP prevailing before Completion; or

     (v)  in the case of a liability under the Tax Indemnification

          (1) the postponement or withdrawal by the Company after Completion of any claim for Relief made on or before Completion;

          (2) a voluntary act or omission of the Company after Completion not made in the ordinary and normal course of business (applying the provisions of clause 7.4 for this purpose);

          (3) the rate of corporation tax applicable to the Company or its profits increasing as a consequence of the Company becoming a member of a group of companies of which the Purchaser is a member;

          (4) any change in the nature of conduct of trade or business of the Company after Completion or from its winding up after Completion;

          (5) any fines, penalties or interest which arise or are increased as a consequence of any failure by the Purchaser or the Company to pay any liability to Taxation which has previously given rise to a payment made by the Vendors to the Purchaser under the Tax Indemnification; or

(c) as regards any claim, any amount referable to such claim is recovered by the Company from insurers. To the extent recoverable, the Company shall make a claim to recover such sums from insurers. The costs of recovery and corresponding increases in insurance premiums shall be treated as a reduction in the amount recovered by the Company.


5.7 The Purchaser shall not be entitled to make any claim against the Vendors in respect of:-

(a) the Tax Indemnification unless the Purchaser has given written notice of its intention to make such a claim to the Vendors on or before the seventh anniversary of Completion; and

(b) the Warranties unless the Purchaser has given written notice to the Vendors setting out reasonable particulars then known of the claim on or before the second anniversary of Completion, and any such claim which may be made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn and the liability of the Vendors shall absolutely determine unless legal proceedings in respect thereof have been commenced by the issuing and service of such proceedings against the Vendors within 12 months after such notice provided that in the case of a breach of the Warranties concerning a claim by or dispute with a third party the Purchaser shall then be able to determine all relevant facts applicable to its claim.

5.8 The provisions of clauses 5.5 to 5.7 and the remaining provision of this clause 5 shall not apply to any breach of the Warranties (or delay in its discovery) or a liability under or a Tax Indemnification which is the consequence of fraud by any of the Vendors.

5.9 Where any third party (including without limitation, any insurance company, and the Inland Revenue to the extent of any relevant tax refund or tax relief) appears to be liable to the Purchaser or to the Company in relation to any matter which could give rise to a liability on the part of the Vendors under this agreement (referred to in this clause as "relevant liability"), the Purchaser shall, provided that the Vendors shall indemnify and secure the Purchaser and the Company to the reasonable satisfaction of the Purchaser against all costs, liabilities, losses, claims, damages and expenses which the Purchaser and the Company may suffer as a result, use or procure that all reasonable endeavours are used to recover any amounts (or any benefits) due from any such third party. Upon any recovery of such amounts mentioned in this clause as being due from a third party, provided that the Vendors shall have fully satisfied their liabilities to the Purchaser hereunder the Purchaser shall pay to the Vendors the lesser of the amount received from the third party and the amount paid by the Vendors in respect of the relevant liability less in each case all costs, claims, liabilities, losses, damages and expenses incurred by the Purchaser and the Company in making such recovery.

5.10 Nothing contained in this agreement shall be deemed to absolve the Purchaser from a duty at law (if any) to the Vendors to mitigate its loss.

5.11 Save as set out in this agreement, the Purchaser shall, after the date of this agreement, have no right to rescind or terminate this agreement for breach or non-fulfilment of any of the Warranties or for any other reason whatsoever.

5.12 The Vendors shall not be in breach of the Warranties to the extent that matters which would otherwise have constituted a breach of the Warranties have been fairly disclosed in the Disclosure Letter.

5.13 Any payment made by the Vendors in respect of a Warranty Claim or under the Tax Indemnification shall be deemed to be a reduction in the Consideration for the sale of the Shares.

5.14 If the Purchaser shall receive any claim ("THIRD PARTY CLAIM") made by a third party which will give rise to a liability on any of the Vendors for breach of Warranty, the Vendors shall be entitled to require the Purchaser or the Company at the expense of the Vendors to take all such reasonable steps or proceedings as the Vendors may reasonably consider necessary in order to avoid , dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim provided that:-

5.14.1.1 the Vendors agree in writing to be solely obligated to satisfy and discharge such claims and to indemnify and secure the Purchaser and the Company to the Purchaser's satisfaction against all damages, losses, claims, liabilities, costs and expenses suffered or incurred by them in connection with the taking of such steps or proceedings;

5.14.1.2 the defence, comprise or settlement of such claim will not in the opinion of the Purchaser have any material adverse effect on the business of the Purchaser and/or the Company ;

5.14.1.3 the Vendors provide the Purchaser with reasonable evidence of the ability of the Vendors to satisfy the full amount of any adverse monetary judgement that may result; and

5.14.1.4 the third party claim is and continues to be a claim for monetary damages only;

     (collectively and individually the "LITIGATION CONDITIONS"). In the event any of the Litigation Conditions are not or cease to be satisfied, the Vendors' right under this clause 5.14 shall terminate.

5.14.2 The Purchaser shall act or shall procure that the Company shall act in accordance with any such requirement subject to the Purchaser and the Company being properly indemnified and secured by the Vendors to the reasonable satisfaction of the Purchaser against all costs and expenses incurred in connection with the taking of such steps or proceedings.

5.14.3 The Vendors, if they shall have assumed the conduct of any proceedings arising in connection with a third party claim pursuant to this clause 5.14 shall not consent to a compromise or settlement of or the entry of any judgement arising from any such third party claim without the prior written consent of the Purchaser if such compromise or settlement (i) commits the Purchaser or the Company to take or to forbear to take any action and/or
     (ii) does not provide for a complete release by such third party of the Purchaser and the Company and/or (iii) includes any statement as to or in admission of fault, wrong doing, guilt culpability, liability or failure to act by or on behalf of the Purchaser or the Company. If the Vendors do not assume the conduct of any proceedings arising in connection with a third party claim, the Purchaser or, as the case may be, the Company shall have the right to defend such a third party claim with solicitors of its choice and to settle any third party claim.False1431416377

6    UNDERTAKINGS BY THE VENDORS

6.1 The Vendors undertake with the Purchaser that, if and for so long as they remain the registered holders of any of the Shares after Completion, they will hold the Shares and the dividends and other distributions of profits or surplus or other assets in respect of such Shares and all rights arising out of or in connection with them in trust for the Purchaser and will at all times after Completion deal with and dispose of such Shares, dividends, distributions and rights as the Purchaser shall direct and (if so requested by the Purchaser) execute all instruments of proxy or other documents which may be necessary or proper to enable the Purchaser to attend and vote at any meeting of the Company and in connection therewith.

6.2  In clause 6.3:-

     "BUSINESS" means the business of the Company as carried out at the date of this agreement;

     "DIRECTLY OR INDIRECTLY" means (without prejudice to the generality of the expression) either alone or jointly or in partnership with any other person, firm or company or (except as the holder for investment purposes only of securities listed dealt in or traded on a recognised stock exchange not exceeding 1 per cent. in nominal value of the securities of that class in issue) as the holder of any interest in or as an employee director agent or representative of or consultant to any other person firm or company; and

     "RESTRICTION PERIOD" means the period of 4 years from Completion.

6.3 Subject as provided at the end of this clause 6.3, each Vendor severally undertakes to the Purchaser for itself and for the benefit of the Company, that he will not, and will procure subject to clause 6.5 that Infomart will not, (other than for and on behalf of the Company) without the prior written consent of the Purchaser directly or indirectly:-

6.3.1 at any time during the Restriction Period be engaged or concerned or interested or participated in or carry on or assist any business which is the same as or similar to or in competition with the Business:-

6.3.1.1  anywhere in the United Kingdom;

6.3.1.2  anywhere in continental Europe; and

6.3.1.3  anywhere in the United States of America;

6.3.2 at any time during the Restriction Period in relation to a business which may be the same as or in competition with the Business, canvass, solicit or entice the custom of or deal with or supply (whether by way of sale or licence or otherwise) any goods or services to any person who at the date of this agreement or at anytime since 1 January 1998 has been a customer or client of or in the habit of dealing with the Company; or

6.3.3 at any time during the Restriction Period offer employment to or employ or offer or conclude any contract for services with any person who at any time since 1 January 1998 shall have been a director, senior employee, consultant or agent of the Company save that this shall not restrict Infomart in employing Michael Saich;

6.3.4 except as required by law at any time disclose to any person or use for his own benefit (or that of any other person) any information or know-how of a confidential nature concerning and relating to the goodwill of the Company including (without limitation) information and know-how as to products, processes, techniques, suppliers, customers, finances, business policy and expansion or forward planning programmes which he shall have acquired before Completion; or

6.3.5 at any time carry on a business under the name "Sagent" or any part, combination or abbreviation thereof or any similar or other name likely to confuse or mislead any part of the public

     PROVIDED THAT clauses 6.3.1 and 6.3.2 shall not apply to Michael Saich and instead Michael Saich undertakes to the Purchaser for itself and for the benefit of the Company that for two years after Completion he shall not directly or indirectly work for, or provide any services to, or solicit or entice the custom of any person who has been a customer or client of the Company at anytime since 1 January 1998 for the benefit of, any of the following competitors of the Purchaser and/or the Company: Informatica; Microstrategy; Ardent; Hummingbird; Brio; Business Objects; Information Advantage; and Cognos

6.4  Each of the Vendors acknowledges and agrees with the Purchaser that:-

6.4.1 each of the sub-clauses contained in clause 6.3 constitutes an entirely separate severable and independent covenant by and restriction on him;

6.4.2 the duration, extent and application of each of the restrictions contained in clause 6.3 are no greater than is necessary for the protection of the goodwill and trade connections of the Business and the value of the Company;

6.4.3 if any restriction contained in clause 6.3 shall be found void but would be valid if some part thereof were deleted such restriction shall apply with any such deletion as may be necessary to make it valid and effective; and

6.4.4 damages will not be an adequate remedy for breach of any of the restrictions contained in clause 6.3 and accordingly the Purchaser and the Company shall be entitled to injunctive relief in respect of a breach of such restrictions.

6.5 The parties acknowledge and agree that notwithstanding the provisions of clause 6.3, Infomart shall not be prevented from re-selling licences purchased from the Company when the sale by the Company was completed on the basis that Infomart will resell the licence.

7    TAX INDEMNIFICATION

7.1 The Vendors covenant with the Purchaser to pay to the Purchaser an amount equal to:-

7.1.1 any liability to Taxation of the Company (whether or not a primary liability of the Company) in respect of, by reference to or in consequence of any income, profits, gains or event earned, accrued, received or occurring or deemed to have been or treated as or regarded as earned, accrued, received or occurring on or before Completion;

7.1.2 any liability to Taxation of the Company which is also a liability to Taxation of another person and which is payable by the Company by virtue of the other person failing to discharge such liability to Taxation and of the Company being at any time prior to Completion a member of the same group such other person or otherwise connected with or related to such other person for Taxation purposes;

7.1.3 any Taxation for which the Company would have become liable pursuant to clauses 7.1.1 and 7.1.2 but for the utilisation or set off of some Relief other than a Relief arising before Completion which has been taken into account in computing or reducing or obviating the need to provide for liabilities for Taxation which appear or would, but for such taking into account, have appeared in the Accounts or the Management Accounts;

7.1.4 any Taxation arising in respect of or in connection with any amounts paid or payable pursuant to or otherwise in connection with this clause 7; and

7.1.5 all costs and expenses incurred by the Purchaser in enforcing the provisions of this clause 7.

7.2.1 All sums payable by the Vendors under the covenants contained in this clause 7 shall be paid free and clear of all deductions or withholdings or rights of counterclaim or set-off unless the deduction or withholding is required by law.

7.2.2 If the Vendors are required by law to make any deduction or withholding from any payment under this clause 7, the sum due from the Vendors in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Purchaser receives and retains a net sum equal to the sum it would have received had no deduction or withholding been required to be made.

7.3 The covenants in clause 7.1 shall not apply to any liability to Taxation to the extent that a specific provision or reserve in respect of it was made in the Accounts and the Management Accounts or it arises only as a consequence of any retrospective change in the law enacted after Completion or the Company is liable in respect of actual income, profits or gains of the Company arising in the ordinary and normal course of business in the period from the Balance Sheet Date to Completion.

7.4 For the purposes of clauses 5.6(b) (v) and 7.3 none of the following shall be regarded as occurring in the ordinary and normal course of business of the Company:-

7.4.1 a distribution within the meaning given by Part VI with Section 418 Taxes Act;

7.4.2 an acquisition, disposal or supply or deemed acquisition disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) for a consideration which is treated for Taxation purposes as different from the actual consideration;

7.4.3 an event which results in the Company being liable for Taxation for which it is not primarily liable;

7.4.4 an event in respect of which Taxation arises as a result of a failure by the Company to deduct, withhold, or account for Taxation; and

7.4.5    any disposal of capital assets.

7.5 The Purchaser undertakes to the Vendors to pay to the Vendors by way of adjustment to the price paid for the Shares under this agreement an amount equal to any liability of the Vendors, or any other person falling within
     Section 767A(2) or 767AA(4) of the Income and Corporation Taxes Act 1988 by virtue of a relationship which that person has with the Vendors, for corporation tax (and any related interest, penalties, costs and expenses) assessed on the Vendors or on any such person pursuant to Section 767A, 767AA or 767B of that act as a result of the Company failing to pay any corporation tax assessed to it Save That the Purchaser shall have no liability under this clause in respect of any Taxation for which the Vendors have a liability to the Purchaser under the preceding provisions of this clause 7.

7.6 The Covenant contained in clause 7.5 shall not apply to Taxation which the Vendors have recovered from the Company under any statutory right of recovery and the Vendors shall procure that no recovery under such statutory right is sought to the extent that payment has been made to the Vendors by the Purchaser under clause 7.5 in respect of that Taxation or to the extent that the Vendors are liable to the Purchaser in respect of such Taxation under the preceding provisions of this clause 7.

8    NATURE OF OBLIGATIONS

8.1 Each of the obligations, representations, Warranties, indemnities and undertakings entered into or made by or on behalf of any of the parties to this agreement (excluding any obligation fully performed at Completion) shall continue in full force and effect notwithstanding Completion taking place.

8.2 The rights and remedies of the Purchaser in respect of a breach of any provision of this agreement shall not be affected by Completion or by whether the matters constituting such breach or other matters were known or could have been known by the Purchaser prior to Completion and no such actual or constructive knowledge shall in any way constitute a waiver of any of the Purchaser's rights.

8.3 Any right or remedy of the Purchaser in respect of a breach of any provision of this agreement shall be in addition and without prejudice to all other rights and remedies of the Purchaser and the exercise or failure to exercise any such right or remedy shall not constitute a waiver or by the Purchaser of that or of any of its other rights or remedies.

8.4 Neither party may transfer or assign any of their rights or obligations under this agreement without the prior written consent of the other save that the Purchaser may freely transfer or assign its rights or obligations under this agreement without the prior written consent of any Vendor to any subsidiary of it but only upon terms that such subsidiary must transfer such rights and obligations back to the Purchaser or another subsidiary of the Purchaser in the event that the first subsidiary ceases to be a subsidiary of the Purchaser and such second (and any subsequent) transfer shall contain a like obligation on the second (and any subsequent) transferee. Subject to the foregoing, this agreement will be binding upon and enure to the benefit of the parties hereto, their successors and assigns.

8.5 The failure of any party at any time to require performance by any other of any provision hereto shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be undertaken or held to be a waiver of a provision itself.

8.6 If any provision or part of a provision of this agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect.

9    GENERAL

9.1 This agreement together with any other documents which this agreement expressly requires shall be signed contains the entire understanding of the parties to it with respect to the subject matter of this agreement and supersedes all prior agreements relating thereto, written or otherwise.

9.2 Any variation of this agreement shall be binding only if it is recorded in a document signed by or on behalf of the parties to this agreement.

9.3 Each party shall pay its own costs in relation to the negotiations leading up to the sale of the

     Shares and to the preparation, execution and carrying into effect of this agreement and of all the other documents referred to in it.

9.4 The Vendors undertake that none of them shall either before or after Completion make any announcement or issue any circular to the press or shareholders (otherwise than as required by law) or the employees, suppliers or customers of the Company concerning the terms and conditions or existence of this agreement without the text of such announcement or circular first being approved by the Purchaser.

9.5 This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10   COMMUNICATIONS

10.1 All communications between the parties with respect to this agreement shall be in writing and delivered by hand (which shall include by courier or express delivery service) or sent by pre-paid post, (first class if inland, airmail if overseas) or facsimile telecopier ("fax") to the address of the addressee as set out in this agreement, or to such other address or fax number as the addressee may from time to time have notified for the purposes of this clause or as specified in clause 10.3.

10.2 Communications shall be deemed to have been received:-

10.2.1   if delivered by hand, on the day of delivery;

10.2.2 if sent by first class post, two business days after posting exclusive of the day of posting (or five business days in the case of a posting to or from an address outside the United Kingdom);

10.2.3 if sent by fax at the time of transmission or, if the time of transmission is not during the addressee's normal business hours, at 9.30 a.m. on the next business day;

10.3

     Communications to the Vendors shall be copied to Clyde & Co (marked for the attention of Simon Bickerdike) at Beaufort House, Chertsey Street, Guildford, Surrey, GU1 4HA at fax number 01483 567330.

     Communications addressed to the Purchaser may be sent to

     Fax No.[001] 650 815 3266

     and shall be marked for the attention of "The Legal Department" with a copy to the Purchasers' Solicitors (marked for the attention of Nick Wagstaffe), whose fax number is 0171 353 3683 and with a copy also to Arthur F. Schneiderman at Wilson, Sonsini, Goodrich and Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050, USA whose fax number is [001] 650 493 6811.

10.4 In proving service:-

10.4.1 by delivery by hand, it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

10.4.2 by post, it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause; and

10.4.3 by fax it shall be necessary only for the communication or a confirmatory letter to have been delivered by hand or sent by first class or airmail post on the same or following day.

11   PROPER LAW

     This agreement shall be governed by English Law and the parties irrevocably submit to the non-exclusive jurisdiction of the English Courts and the State Courts of Santa Clara County, California or, in the event of federal jurisdiction, the Courts of the Northern District of California.

FIRST SCHEDULE

THE VENDORS

COLUMN 1                       COLUMN 2                  COLUMN 3
--------                       --------                  --------

Name and address              Number of                Proportion of
                             Shares held             Cash Consideration
                                                     and Consideration
                                                     shares receivable
Vincent De Gennaro               NIL                        NIL

1 Madingley Court

Willoughby Road

Twickenham

Middlesex TW1 2QN


Anne De Gennaro                  850                        85%

1 Madingley Court

Willoughby Road

Twickenham

Middlesex TW1 2QN


Michael John Saich               50                         5%

26 Warwick Road

Coulsdon

Surrey CR5 2EE

COLUMN 1                       COLUMN 2                  COLUMN 3
--------                       --------                  --------

Name and address              Number of                Proportion of
                             Shares held             Cash Consideration
                                                     and Consideration
                                                     shares receivable
Malcolm Lewis-Jones              50                         5%

Ponchydown Cottage

Blackborough

Cullompton

Devon EX15 2HP


Charmian Lewis-Jones             50                         5%

Ponchydown Cottage

Blackborough

Cullompton

Devon EX15 2HP

SECOND SCHEDULE

WARRANTIES

Part 1

GENERAL

1.1  THE VENDORS

1.1.1 The Vendors are the beneficial and legal owners of the Shares as set out in the first schedule and are entitled to sell the Shares to the Purchaser free from all security interests, pledges, mortgages, liens, charges, adverse claims and restrictions of any kind, whether created by law or in equity, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (together "Encumbrance") and without the consent of any third party.

1.1.2 Each of the Vendors has duly executed this agreement and the other documents delivered by them in connection with this agreement and has full power and authority to enter into this agreement and the other documents to be executed in connection with it and to consummate the transactions contemplated hereby, all of which constitute legal and valid binding obligations on them enforceable in accordance with their respective terms.

1.1.3 No bankruptcy order has been made in respect of any of the Vendors or a petition for such an order presented.

1.1.4 The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of any other agreement to which any Vendor is a party or (b) violate or conflict with any law, rule, regulation or governmental order to which any Vendor, or the business, properties or assets of Company, are bound or subject.

1.2  THE SHARES

     The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid.

1.3  ACCURACY OF INFORMATION

     All material written (including by e mail) information given by any of the Vendors or their agents to the Purchaser or its agents relating to the business, activities, affairs, or assets or liabilities of the Company in the course of the negotiations leading up to this agreement was, when given, and is now true, complete in all material aspects and accurate and not misleading.


Part 2

THE COMPANY

2.1  THE COMPANY

     The Company is a private company limited by shares incorporated and validly existing in England. The Company's sole business is and has always been that of distributor of products of the Purchaser (including activities such as training and consultancy services regarding such products) in the United Kingdom pursuant to the Distribution Agreement. The Company does not have and never has had any subsidiaries or subsidiary undertakings.

2.2  SHARE CAPITAL

     Except for the Shares, no share or convertible securities of the Company (or any rights or interests therein) have been created, allotted or issued or agreed to be created, allotted or issued and there are no outstanding rights to call for the creation, allotment, issue, transfer or conversion at any time of any share or loan capital of the Company (or any rights or interests therein).

2.3  STATUTORY AND OTHER REGULATIONS

     So far as the Vendors are aware neither the Company nor any of its directors or officers is in material breach of or has failed to comply in full with any Governmental Orders, laws and statutory and municipal rules, regulations and provisions applying to or affecting them or the business or activities of the Company provided that for the avoidance of doubt no such breach or failure shall be a liability or obligation incurred in the ordinary course of business for the purposes of paragraph
     8.5 (No Undisclosed Liabilities) of this schedule.

2.4  STATUTORY BOOKS AND MEMORANDA AND ARTICLES OF ASSOCIATION

     The Register of Members and other books required by the Companies Act to be kept by the Company contain an accurate and complete record of the matters with which they should deal and there has been no notice of any proceedings to correct or rectify any such books. The copy of the Memorandum and Articles of Association of the Company attached hereto as Exhibit C is complete and accurate in all respects.

2.5  INSOLVENCY

     No notice has been received by the Company or the Vendors that any order has been made or petition presented or resolution passed for the winding up or administration of the Company, no receiver or administrator or administrative receiver has been appointed or could lawfully be appointed by any person over the Company's business or assets or any part thereof, the Company is not insolvent and has not stopped payment and is not unable to pay its debts (within the meaning of section 123 of the Insolvency Act
     1986) and the Company is capable of meeting its liabilities as and when they fall due.


Part 3

THE ACCOUNTS

3.1  THE ACCOUNTS

     The Accounts: have been prepared in accordance with the historical cost convention; comply with the requirements of the Companies Act, all other relevant statutes, all relevant, Statements of Standard Accounting Practice, Financial Reporting Standards and pronouncements issued or adopted by the Accounting Standards Board Limited and other generally accepted accounting practices (together "GAAP") applicable to a United Kingdom company and have been audited in accordance with the Auditing Standards issued by the Auditing Practices Board; give a true and fair view of the state of affairs of the Company at the Balance Sheet Date and of its profit or loss for the financial period ended on the Balance Sheet Date; contain proper provision or reserves or appropriate notes in respect of all liabilities (whether actual or contingent, quantified or disputed) and capital and leasing commitments of the Company as at the Balance Sheet Date; and are not affected by any extraordinary or non-recurring items.

3.2  ACCOUNTING RECORDS

     All accounts, books, ledgers and financial and other records of the Company are in the possession of the Company have been kept and completed in accordance with statutory requirements, show and explain all transactions entered into by the Company and disclose with reasonable accuracy the current financial and contractual position of the Company and contain a record of its assets and liabilities.

3.3  MANAGEMENT ACCOUNTS

     The Management Accounts have been prepared by the Company with due care and attention in accordance in all material respects with the same accounting policies as the Accounts (save for changes in April 1999) and show a reasonably accurate and fair view of the state of affairs and profit or loss of the Company as at the date and for the period in respect of which they have been prepared and are not affected by any exceptional or non-recurring items;


Part 4

THE PROPERTY

4.1  INTRODUCTION

     The Property comprises all the land and premises owned, occupied or otherwise used by the Company. Attached hereto as Exhibit D is a true, complete and accurate copy of every document of title and every other document which incorporates or affects the rights or obligations of the Company in relation to the Property and there are no material subsisting breaches or any material non-observances of any covenant, condition or agreement on the part of the Company thereunder and the landlord has not refused to accept rent or made any complaint or objection. The Company is not under any liability (actual or contingent) in respect of any obligation which it may have undertaken as tenant, licensee, assignee or surety relating to real property other than the Property.

4.2  TITLE

     The Company has good and marketable title (legal and beneficial) to the Property and has exclusive possession and occupation of the Property. The Property is not subject to any lease, tenancy, licence to occupy or agreement to grant any of them.

4.3  DISPUTES

     There are no disputes to which the Company is a party or of which it is aware concerning boundaries, easements, covenants, rights, means of access or other matters relating to the Property or its use or occupation and there are no such pending or anticipated disputes, actions, claims or demands in respect of the Property or its use or occupation. To the best of the knowledge and belief of the Vendors there are no circumstances which would entitle or require any person to exercise any power of entry upon or of taking possession of any of the Property or which would otherwise restrict or terminate the continued possession or occupation of any of the Property.

4.5  CONDITION AND PHYSICAL ASPECTS OF THE PROPERTIES

     There is no anticipated expenditure in excess of 10,000 pounds in relation to the Property other than in respect of rent and other usual outgoings. The Company has not been served with any schedule of dilapidations relating to the Property or notified of any dilapidations.


Part 5

FIXED AND CURRENT ASSETS

5.1  OWNERSHIP OF ASSETS

     The Company is the sole owner with good and marketable title free from all Encumbrances, of all the assets and rights included in the Accounts or acquired after the Balance Sheet Date which it owns or reputedly owns (subject to sales of current assets in the ordinary and normal course of its trading) or which are now in its possession or under its control or which it uses in its business and the Company has not agreed to create or grant any Encumbrances over such assets or rights. The assets and properties owned or leased by Company constitute all of the assets and properties used in the operation of its business and such assets and properties constitute all of the assets and properties necessary to continue the operation of such business after Completion in substantially the same manner as now carried on.

5.2  EQUIPMENT AND MACHINERY

     Maintenance contracts and computer software support contracts are in full force and effect in respect of all equipment and machinery and computer software which is of a kind which is normal or prudent to have maintained by independent or specialist contractors; the Company did not suffer any material failures or breakdowns of or material bugs in the computer hardware or software which it now uses during the year preceding the date of this agreement; the Company has taken proper precautions to preserve the reliability, function, availability, confidentiality and integrity of its computer hardware and software systems.


Part 6

INTELLECTUAL PROPERTY

     The Company owns all rights, title and interest in and to, or is licensed, sublicensed, or otherwise possesses legally enforceable rights to use, free and clear of any Encumbrance, all patents, trademarks, trade names, service marks, copyrights, maskworks, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in or necessary for the conduct of the business of the Company as currently conducted. The Company has not used the intellectual property rights of the Purchaser except as authorised under the Distribution Agreement.


Part 7

FINANCIAL POSITION

7.1  EVENTS SINCE THE BALANCE SHEET DATE

     Since the Balance Sheet Date:-

7.1.1 save in respect of losses apparent from the Management Accounts there has been no material adverse change in the financial or trading position of the Company;

7.1.2 the business of the Company has been carried on in the ordinary and normal course, without any material interruption and without any material alteration in its nature, conduct, scale, scope or manner and no unusual or abnormal contract differing from the ordinary contracts necessitated by the nature of its business has been entered into by the Company;

7.1.3 no substantial supplier or customer of the Company, being a supplier who, during the period covered by the Accounts or the Management Accounts supplied more than 5% of the invoice value of all of the Company's purchases or a customer who during the period covered by the Accounts or the Management Accounts purchased more than 5% of the invoice value of all of the Company's sales, including sales by way of licensing of the Purchasers products pursuant to the Distribution Agreement (referred to herein as "MATERIAL SUPPLIER" and "MATERIAL CUSTOMER"), has ceased or substantially reduced its trade with the Company or given written notice of its intention to do so;

7.1.4 the Company has not declared, paid or made any dividends or other distributions within the meaning of the Taxes Act;

7.1.5 the Company has not made any loans or, except in the ordinary and normal course of its business incurred any borrowings.

7.2  BANK AND OTHER BORROWINGS

     Full details of all limits on the Company's bank overdraft and other borrowing facilities together with amounts currently owed thereunder and together with true, complete and accurate copies of all letters of credit, guarantees, sureties and other financial instruments issued on behalf of, or for the benefit of, the Company and which remain in force are attached hereto as Exhibit F; the total amount borrowed by the Company does not exceed any limitation on its borrowing pursuant to any obligation to which it is a party.


Part 8

CONTRACTS AND COMMITMENTS

8.1  SUBSISTING CONTRACTS

     Attached hereto as Exhibit G is a true, complete and accurate copy (incorporating all the terms which currently apply) of every contract, covenant, commitment or arrangement to which the Company is a party and in respect of which any party to them has or may have any outstanding liability and which:-

8.1.1 is of an unusual or abnormal nature, or outside the ordinary and normal course of business;

8.1.2 is for a fixed term of more than, or is incapable of termination in accordance with its terms without payment or loss within, three months;

8.1.3 is of a loss-making nature (that is, known by the Vendors to be likely to result in a loss to the Company on completion or performance);

8.1.4 involves payment by the Company by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;

8.1.5 is an agreement with a Material Customer, including maintenance agreements;

8.1.6 is an agreement with a customer not on the Company's standard terms of trade;

8.1.7 involve an aggregate outstanding capital expenditure of more than 25,000 pounds;

8.1.8 is a contract for hire or rent, hire purchase, or purchase by way of credit sale or periodical payment;

8.1.9    is an agreement for the supply of goods or services by a Material
     Supplier;

8.1.10 is a guarantee, suretyship, indemnity or similar commitment (whether secured or unsecured)
given by the Company;

8.1.11 is an agreement by which Company is a member of or party to a partnership, joint venture or trade association;

8.1.12   is a debt factoring or discounting agreement.

8.2  STANDARD TERMS

     Attached hereto as Exhibit H is a copy of the Company's standard terms of trade

8.3  RELATED PARTY TRANSACTIONS

     There are no contracts or transactions in effect between the Company and any of the Vendors of their Associates and in particular there will at Completion be no on going contracts or transactions between the Company and Infomart Limited save, for the avoidance of doubt, for such product licensing and other arrangements as may be agreed to after Completion. None of the Vendors or their Associates has any interest in any assets or property of the Company other than by virtue of their shareholdings in or directorships of the Company. None of the Vendors or their Associates or the Company has made any agreement or arrangement to make payments to any employee of the Company contingent upon the execution of this agreement or the consummation of the transactions contemplated hereby. None of the Vendors or their Associates are under any liability or obligation to the Company. Since the Balance Sheet Date the Company has not incurred any liability or obligation to any of the Vendors or their Associates save for amounts due in connection with their employment in the normal course of business and, except in relation to such indebtedness to Infomart Limited as referred to in clause 4.3.1.

8.4  NO CONFLICT

     The execution and delivery of this agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Association of the Company; (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or given rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any material debt, note bond, indenture, mortgage, lien, lease, license, instrument, contract, deed of trust, commitment or other agreement to which Company is a party or by which Company is bound or any of its properties or assets are subject; (c) result in the creation or imposition of any Encumbrance upon any material properties or assets of Company; or (d) violate or conflict with any law, rule, regulation or Governmental Order to which Company, or the business, properties or assets of Company, are bound or subject.

8.5  NO UNDISCLOSED LIABILITIES

     Except for obligations incurred in the ordinary course of business which are not required under GAAP to be set forth or reflected on a balance sheet prepared in accordance with GAAP the Company does not have any Liability which is not reflected in the Management Accounts. The terms "LIABILITIES" and "LIABILITY" shall mean (i) any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any contract, agreement, commitment or undertaking or under any law, rule, regulation, Action (as defined below) or Governmental Order (as defined below) and (ii) any other debt, liability or obligation relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition whether or not known, due or payable. The term "ACTION" shall mean any claim, action, suit, counterclaim, appeal, arbitration or inquiry, or any proceeding or investigation by or before any Governmental Authority (as defined below). The term "GOVERNMENTAL ORDER" shall mean any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. The term "GOVERNMENTAL AUTHORITY" shall mean any national or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, or instrumentality, court, tribunal, arbitrator or arbitral body.

8.6  RESTRICTIONS ON BUSINESS ACTIVITIES

     There is no agreement, commitment, obligation or Governmental Order to which Company is a party or by which Company is bound or any of its properties or assets are subject which has or reasonably could be expected to have the effect of prohibiting or materially impairing, as currently conducted, any business activity or practice of Company or any acquisition of property (tangible or intangible) by Company.


Part 9

OFFICERS AND EMPLOYEES

     Attached hereto as Exhibit I is an accurate and complete list of all officers and employees of the Company, showing all remuneration payable and other benefits provided or which the Company is bound to provide either now or in the future and, if different, equivalent amounts per annum payable at the Balance Sheet Date and a true, complete and accurate copy (incorporating all the terms which currently apply) of all service agreements, consultancy agreements and letters of engagement which have been made with any employee or consultant of the Company. No director or employee of the Company has given or received notice terminating his employment and so far as the Vendors are aware the Company has no reason to dismiss (nor does it wish to dismiss) any of its employees.


Part 10

INSURANCE

     The Company is and has been at all material times fully covered by valid insurance against the normal risks for the type of business carried on and assets and stock-in-trade owned or used by it (including adequate insurance for the full reinstatement value of such business, assets and stock-in-trade) and nothing has been done or omitted to be done which could make any policy of insurance void or voidable. Attached hereto as Exhibit J is a copy of all policies of insurance maintained by the Company (or which is maintained by a third party but in which the Company has an interest). Such policies have been renewed. There are no claims outstanding by the Company under any insurance policy nor, so far as the Vendors are aware, are there any circumstances likely to give rise to any such claim or which would or might be required under any insurance policy to be notified to the insurers or which might lead to any liability under such insurance policies being avoided by the insurers or the premiums being increased.


Part 11

LITIGATION AND LEGAL PROCEEDINGS

11.1 DEFAULTS BY THE COMPANY

     The Company is not, and since the Balance Sheet Date has not been, in default under any agreement, deed, instrument, arrangement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it or liable in respect of any representations or warranties (whether express or implied) or other matters giving rise to a duty of care on the part of the Company or subject to any Governmental Order and has not been party to any undertaking or assurance given to any Governmental Authority which is still in force.

11.2 LITIGATION

     There is no Action of any nature pending or to Company's knowledge threatened against Company, its material properties or any of its officers or directors, in their capacities as agents of the Company. There is no investigation pending or, to Company's knowledge threatened against Company, its material properties or any of its officers or directors, in their capacities as agents of the Company, by or before any Governmental Authority. No Governmental Authority has at any time challenged or questioned in writing the legal right of the Company to conduct its business or operations as presently or previously conducted or proposed to be conducted. The Vendors and the Company do not know or have any reason to know of any valid basis for any such type of Action or investigation.



     /S/VINCENT DE GENNARO
     -------------------------
     VINCENT DE GENNARO


     /S/ANNE DE GENNARO
     -------------------------
     ANNE DE GENNARO


     /S/MICHAEL JOHN SAICH
     -------------------------
     MICHAEL JOHN SAICH

     /s/ MALCOLM LEWIS-JONES
     -------------------------
     MALCOLM LEWIS- JONES


     /s/ CHARMIAN A LEWIS-JONES
     -------------------------
     CHARMIAN LEWIS-JONES


     /s/ KEN GARDNER
     -------------------------
     Signed by KEN GARDNER

     President and Chief Executive Officer

     For and on behalf of

     SAGENT TECHNOLOGY, INC.

     officer duly authorised

                                 THIRD SCHEDULE
                            SAGENT TECHNOLOGY, INC.
                          REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement ("AGREEMENT") is made as of June 11, 1999, between Sagent Technology, Inc., a Delaware corporation ("SAGENT"), and the shareholders (the "SHAREHOLDERS") of Sagent (UK) Limited listed on Exhibit A hereto, pursuant to that certain Agreement, dated as of the date hereof among Sagent and the Shareholders (the "ACQUISITION AGREEMENT").

2.   1.   Definitions. As used in this Agreement:

(a) (a) "REGISTRABLE SECURITIES" means the Consideration Shares in Sagent issued to the Shareholders pursuant to the Acquisition Agreement, which are eligible for registration by Sagent.

(b)  "SEC" means the Securities and Exchange Commission.

(c)  "SECURITIES ACT" means the Securities Act of 1933, as amended.

     Terms not otherwise defined herein have the meanings given to them in the Acquisition Agreement.

(d)  2.   NOTICE OF REGISTRATION

(e) If at any time or from time to time Sagent shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a commission rule 145 transaction, Sagent will:

     (f)  (a)  promptly give to each Shareholder written notice thereof; and

     (g) (b) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable

          Securities specified in a written request or requests, made within 20 days after receipt of such written notice from Sagent, by any Shareholder.

3.   3.   UNDERWRITING

4. IF THE REGISTRATION OF WHICH SAGENT GIVES NOTICE IS FOR A REGISTERED PUBLIC OFFERING INVOLVING AN UNDERWRITING, SAGENT SHALL SO ADVISE THE SHAREHOLDERS AS A PART OF THE WRITTEN NOTICE GIVEN PURSUANT TO SECTION 1. IN SUCH EVENT THE RIGHT OF ANY SHAREHOLDER TO REGISTRATION PURSUANT TO SECTION 1 SHALL BE CONDITIONED UPON SUCH SHAREHOLDER'S PARTICIPATION IN SUCH UNDERWRITING AND THE INCLUSION OF REGISTRABLE SECURITIES IN THE UNDERWRITING TO THE EXTENT PROVIDED HEREIN. ALL SHAREHOLDERS PROPOSING TO DISTRIBUTE THEIR SECURITIES THROUGH SUCH UNDERWRITING SHALL (TOGETHER WITH SAGENT AND THE OTHER HOLDERS OF SAGENT SECURITIES DISTRIBUTING THEIR SECURITIES THROUGH SUCH UNDERWRITING) ENTER INTO AN UNDERWRITING AGREEMENT IN CUSTOMARY FORM WITH THE MANAGING UNDERWRITER SELECTED FOR SUCH UNDERWRITING BY SAGENT. NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 3, IF THE MANAGING UNDERWRITER DETERMINES THAT MARKETING FACTORS REQUIRE A LIMITATION OF THE NUMBER OF SHARES TO BE UNDERWRITTEN, THE MANAGING UNDERWRITER MAY REDUCE THE NUMBER OF REGISTRABLE SECURITIES TO BE INCLUDED IN SUCH REGISTRATION, INCLUDING TO ZERO. SAGENT SHALL SO ADVISE ALL SHAREHOLDERS AND OTHER HOLDERS DISTRIBUTING THEIR SECURITIES THROUGH SUCH UNDERWRITING AND THE NUMBER OF SHARES OF REGISTRABLE SECURITIES THAT MAY BE INCLUDED IN THE REGISTRATION AND UNDERWRITING SHALL BE ALLOCATED AMONG ALL SHAREHOLDERS AND SUCH OTHER HOLDERS IN PROPORTION, AS NEARLY AS PRACTICABLE, TO THE RESPECTIVE AMOUNTS OF REGISTRABLE SECURITIES HELD BY SUCH SHAREHOLDERS AND SUCH OTHER HOLDERS AT THE TIME OF FILING THE REGISTRATION STATEMENT. TO FACILITATE THE ALLOCATION OF SHARES IN ACCORDANCE WITH THE ABOVE PROVISIONS, SAGENT MAY ROUND THE NUMBER OF SHARES ALLOCATED TO ANY SHAREHOLDER OR HOLDER TO THE NEAREST 100 SHARES. IF ANY SHAREHOLDER OR OTHER HOLDER DISAPPROVES OF THE TERMS OF ANY SUCH UNDERWRITING, HE MAY ELECT TO WITHDRAW THEREFROM BY WRITTEN NOTICE TO SAGENT AND THE MANAGING UNDERWRITER. ANY SECURITIES EXCLUDED OR WITHDRAWN FROM SUCH UNDERWRITING SHALL BE WITHDRAWN FROM SUCH REGISTRATION, AND SHALL NOT BE TRANSFERRED IN A PUBLIC DISTRIBUTION PRIOR TO 90 DAYS AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT RELATING THERETO, OR SUCH OTHER SHORTER PERIOD OF TIME AS THE UNDERWRITERS MAY REQUIRE.

5.   4.   RIGHT TO TERMINATE REGISTRATION

6. SAGENT SHALL HAVE THE RIGHT TO TERMINATE OR WITHDRAW ANY REGISTRATION INITIATED BY IT PRIOR TO THE EFFECTIVENESS OF SUCH REGISTRATION WHETHER OR NOT ANY SHAREHOLDER HAS ELECTED TO INCLUDE SECURITIES IN SUCH REGISTRATION.

7.   5.   REGISTRATION PROCEDURES

8. IN THE CASE OF EACH REGISTRATION, QUALIFICATION OR COMPLIANCE EFFECTED BY SAGENT PURSUANT TO THIS AGREEMENT, SAGENT WILL KEEP EACH SHAREHOLDER ADVISED IN WRITING AS TO THE INITIATION OF EACH REGISTRATION, QUALIFICATION AND COMPLIANCE AND AS TO THE COMPLETION THEREOF. AT ITS EXPENSE SAGENT
     WILL:

     (a) (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed;

     (b) (b) Furnish to the Shareholders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

     (c) (c) Sagent shall pay the expenses incurred by Sagent in connection with any registration of Registrable Securities pursuant to this Agreement including all SEC, NASD and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Sagent's outside counsel and independent accountants. The Shareholders shall be responsible for all commissions and transfer taxes, as well as any other expenses incurred by the Shareholders.

9.   6.   INDEMNIFICATION

10.  IN THE EVENT OF ANY OFFERING REGISTERED PURSUANT TO THIS AGREEMENT:

     (a) (a) Sagent will indemnify each Shareholder with respect to any registration effected pursuant to this Agreement, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, or any amendment or supplement thereto, or prospectus related thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation by Sagent of any rule or regulation promulgated under the Securities Act, or state securities laws, or common law, applicable to Sagent in connection with any such registration, and will reimburse such Shareholder, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Sagent will not be liable in any such case (i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based in any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Sagent by an instrument duly executed by such Shareholder and stated to be specifically for use therein or (ii) if a copy of the final prospectus relating to any registration statement (as then amended or supplemented if Sagent shall have furnished any amendments or supplements thereto) (the "FINAL PROSPECTUS") was not sent or given by or on behalf of such Shareholder to a purchaser of the Shareholder's Registrable Securities, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Securities to such purchaser, and if the final prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

     (b) (b) Each Shareholder will severally indemnify Sagent, each of its directors and officers, each person who controls Sagent within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) or a material fact contained in any registration statement, or any amendment or supplement thereto, or prospectus related thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to Sagent by an instrument duly executed by such Shareholder and stated to be specifically for use therein and will reimburse Sagent, the remaining Shareholders, such directors, officers, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus, in reliance upon and in conformity with written information furnished to Sagent by an instrument duly executed by such Shareholder and stated to be specifically for use therein.

     (c) (c) Each party entitled to indemnification under this Section 6 (the "INDEMNIFIED Party") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement without its consent.

     (d) (d) The obligations of Sagent and the Shareholders under this Section 6 shall survive the completion of any offering of stock in a registration statement under this Agreement.

11.  7.   NON-ASSIGNMENT OF REGISTRATION RIGHTS

12. THE RIGHTS TO CAUSE SAGENT TO REGISTER REGISTRABLE SECURITIES PURSUANT TO THIS AGREEMENT MAY NOT BE ASSIGNED BY THE SHAREHOLDERS TO ANY PERSON OR ENTITY; PROVIDED, HOWEVER, THAT UPON THE DEATH OF ANY SHAREHOLDER, THE RIGHTS TO CAUSE SAGENT TO REGISTER REGISTRABLE SECURITIES PURSUANT TO THIS AGREEMENT SHALL INURE TO SUCH SHAREHOLDER'S DEVISEE, LEGATEE OR OTHER DESIGNEE; AND PROVIDED, FURTHER, THAT A SHAREHOLDER THAT IS A CORPORATION MAY ASSIGN THE RIGHTS TO CAUSE SAGENT TO REGISTER REGISTRABLE SECURITIES PURSUANT TO THIS AGREEMENT TO ANY WHOLLY OWNED SUBSIDIARY OF SUCH SHAREHOLDER.

13.  8.   AMENDMENT OF REGISTRATION RIGHTS

14. THIS AGREEMENT MAY BE AMENDED BY THE HOLDERS OF A MAJORITY OF THE REGISTRABLE SECURITIES AND SAGENT AT ANY TIME BY EXECUTION OF AN INSTRUMENT IN WRITING SIGNED ON BEHALF OF EACH OF THE PARTIES.

15.  9.   TERMINATION

16. THE REGISTRATION RIGHTS SET FORTH IN THIS AGREEMENT SHALL TERMINATE AS TO ANY SHAREHOLDER AT SUCH TIME AS ALL OF THE REGISTRABLE SECURITIES THEN HELD BY SUCH SHAREHOLDER CAN BE SOLD BY SUCH SHAREHOLDER IN A SINGLE 3-MONTH PERIOD IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT.

17.  10.  GRANT OF ADDITIONAL REGISTRATION RIGHTS

18. THE SHAREHOLDERS ACKNOWLEDGE THAT SAGENT MAY ACQUIRE OTHER COMPANIES AND IN THE COURSE OF SUCH ACQUISITIONS MAY GRANT THE EQUITY OWNERS THEREOF REGISTRATION RIGHTS WITH RESPECT TO THEIR SHARES OF SAGENT ON TERMS WHICH WOULD BE NEGOTIATED AT SUCH TIME AND MAY BE MATERIALLY DIFFERENT THAN THE TERMS OF THIS AGREEMENT.

19.  11.  NOTICES.

20. ALL NOTICES AND OTHER COMMUNICATIONS REQUIRED OR PERMITTED HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED EFFECTIVELY GIVEN UPON DELIVERY TO THE PARTY TO BE NOTIFIED IN PERSON OR BY COURIER SERVICE OR FIVE DAYS AFTER DEPOSIT WITH THE UNITED STATES MAIL, POSTAGE PREPAID, ADDRESSED (A) IF TO THE SHAREHOLDERS, AT THE SHAREHOLDERS' ADDRESSES AS SET FORTH IN THE SECURITIES REGISTER OF SAGENT AS THE CASE MAY BE OR (B) IF TO SAGENT AT 800
     W. EL CAMINO REAL. MOUNTAIN VIEW, CALIFORNIA 94040, ATTENTION: PRESIDENT.

21.  12.  GOVERNING LAW; INTERPRETATION.

22. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF

     CALIFORNIA REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

23.  13.  SEVERABILITY; SURVIVAL

24. IF ANY PORTION OF THIS AGREEMENT IS HELD BY A COURT OF COMPETENT JURISDICTION TO CONFLICT WITH ANY FEDERAL, STATE OR LOCAL LAW, OR TO BE OTHERWISE INVALID OR UNENFORCEABLE, SUCH PORTION OF THIS AGREEMENT SHALL BE OF NO FORCE OR EFFECT, AND THIS AGREEMENT SHALL OTHERWISE REMAIN IN FULL FORCE AND EFFECT AND BE CONSTRUED AS IF SUCH PORTION HAD NOT BEEN INCLUDED IN THIS AGREEMENT.

25.  14.  ENTIRE AGREEMENT

26. THIS AGREEMENT CONTAINS THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES AND SUPERSEDES ALL PRIOR DISCUSSIONS, AGREEMENT AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF.

27. 15.   COUNTERPARTS

28. THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH SHALL BE CONSIDERED ONE AND THE SAME AGREEMENT AND SHALL BECOME EFFECTIVE WHEN ONE OR MORE COUNTERPARTS HAVE BEEN SIGNED BY EACH OF THE PARTIES AND DELIVERED TO THE OTHER PARTY, IT BEING UNDERSTOOD THAT ALL PARTIES NEED NOT SIGN THE SAME COUNTERPART.

        IN WITNESS WHEREOF, Sagent and the Shareholders have caused this Agreement to be executed as of the date first above written.

                                   SAGENT TECHNOLOGY, INC.

                                   By: /s/ KEN GARDNER
                                      ------------------------------------------
                                   Name: KEN GARDNER
                                   Title: President and Chief Executive Officer

                                   SHAREHOLDERS

                                   ANNE DE GENNARO
                                   ---------------------------------------------
                                   Print Name

                                   /s/ Anne De Gennaro
                                   ---------------------------------------------
                                   Signature

                                   MALCOLM LEWIS-JONES
                                   ---------------------------------------------
                                   Print Name

                                   /s/ Malcolm Lewis-Jones
                                   ---------------------------------------------
                                   Signature


                                   CHARMIAN LEWIS-JONES
                                   ---------------------------------------------
                                   Print Name

                                   /s/ Charmian A Lewis-Jones
                                   ---------------------------------------------
                                   Signature


                                   MICHAEL SAICH
                                   Print Name

                                   /s/ Michael Saich
                                   ---------------------------------------------
                                   Signature





                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                    EXHIBIT A

                       Shareholders of Sagent UK Limited.



        Anne De Gennaro

        1 Maddingley Court

        Willoughby Road

        Twickenham

        Middlesex

        TW1 2QN





        Michael John Saich

        26 Warwick Road

        Coulsdon

        Surrey

        CR5 2EE





        Malcolm Lewis-Jones

        Ponchydown Cottage

        Blackborough

        Cullompton

        Devon

        EX15 2HP





        Charmian Lewis-Jones

        Ponchydown Cottage

        Blackborough

        Cullompton

        Devon

        EX15 2HP